Six Months Ended      Three Months Ended
                          June 30                June 30
                      1996       1995       1996        1995

Primary

Average number of
  common shares
  outstanding     18,057,121  17,962,217  18,078,413  17,980,769
Dilutive stock
  options
  outstanding         39,205      65,613      40,523      69,324
Average number of
  common and
  common
  equivalent
  shares          18,096,326  18,027,830  18,118,936  18,050,093

Net earnings appli-
  cable to common
  stock and
  common stock
  equivalents     $9,928,000 $10,473,000  $5,971,000  $4,911,000

Primary earnings
  per share            $0.55       $0.58       $0.33       $0.27